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                                                                    EXHIBIT 99.1


                      (NUCENTRIX BROADBAND NETWORKS LOGO)



FOR IMMEDIATE RELEASE

For additional information contact:

Carroll D. McHenry
Chairman and CEO
972.662.4000
cmchenry@nucentrix.net

J. Curtis Henderson
Sr. Vice President and General Counsel
972.662.4000
chenderson@nucentrix.net


                  NUCENTRIX BROADBAND NETWORKS SIGNS AGREEMENT
              WITH SBC FOR SALE OF ASSETS IN CHAPTER 11 PROCEEDING

         Carrollton, Texas - September 5, 2003 - Nucentrix Broadband Networks, Inc. (the Company), a provider of broadband wireless services in medium and small markets, has reached an agreement with a wholly owned subsidiary of SBC Communications Inc. (SBC), for the sale of the Company's FCC licenses for MMDS and WCS spectrum, certain leases of ITFS and MMDS spectrum, transmission tower leases and equipment, and other related assets, for $15 million, subject to certain adjustments. The consummation of the sale is subject to Bankruptcy Court approval, as discussed below, and certain closing conditions, including approval of the Federal Communications Commission.

         The Company also announced today that the Company and certain of its subsidiaries have filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In connection with the bankruptcy filing, the Company intends to file a motion with the bankruptcy court seeking the court's approval of the asset purchase agreement with SBC under Section 363 of the Bankruptcy Code, which approval will be subject to completion of a competitive auction process. The consummation of a sale of the Company's assets to SBC or any other party will require the Company to obtain financing to fund its operations as a debtor in possession under the Bankruptcy Code through the closing, which is expected to occur in the second or third quarter of 2004.

         The Company's financial advisors, Houlihan Lokey Howard & Zukin Capital, Inc., will represent the Company during the reorganization process, including the competitive auction process.

                                      * * *

ABOUT NUCENTRIX

         Nucentrix Broadband Networks, Inc. provides broadband wireless Internet and multichannel video services using radio spectrum licensed by the Federal Communications Commission (FCC) at 2.1 GHz and 2.5 GHz. This spectrum commonly is referred to as MMDS (Multichannel Multipoint Distribution Service) and ITFS (Instructional Television Fixed Service). Nucentrix currently offers high-speed wireless Internet services in Austin


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and Sherman-Denison, Texas. Nucentrix holds the rights to an average of approximately 128 MHz of MMDS and ITFS spectrum, covering an estimated 8.2 million households, in over 90 primarily medium and small markets across Texas, Oklahoma and the Midwest. Nucentrix also holds licenses for 20 MHz of WCS (Wireless Communications Services) spectrum at 2.3 GHz covering over 2 million households, primarily in Texas.

FORWARD LOOKING STATEMENT DISCLAIMER

         This media release contains certain forward-looking statements regarding potential strategic options for the Company. The words "will," "believe," "expect" and similar expressions are intended to identify forward-looking statements. These statements reflect the Company's current view of future events and are based on its assessment of, and are subject to, a variety of factors, contingencies, risks, assumptions and uncertainties deemed relevant by management. For example, the Company can provide no assurance that a transaction for a sale of its assets can be completed in a timely manner or at all. Other risks and uncertainties regarding the Company are described in the Company's reports filed with the SEC, including the Company's Annual Report on Form 10-K for 2002, which was filed on March 31, 2003. The Company undertakes no obligation to publicly update or revise any forward-looking statements made in this media release.

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